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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Aftermarket Technology Corp.
(Name of Registrant as Specified In Its Charter)
Not Applicable
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Dear Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of Aftermarket Technology Corp. on Wednesday, May 7, 2003, at 9:00 a.m. Central time at the Oak Brook Hills Resort, 3500 Midwest Road, Oak Brook, Illinois. Your Board of Directors and management look forward to greeting those stockholders who attend the meeting.

        At this meeting you will be asked to elect directors. Your Board of Directors recommends a vote FOR the proposed nominees. The reasons for the Board's recommendation, as well as other important information, are contained in the accompanying Proxy Statement. You are urged to read the Proxy Statement carefully.

        It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please sign, date and mail the enclosed proxy card at your earliest convenience.

        Your interest and participation in the affairs of Aftermarket Technology Corp. are greatly appreciated.

/s/ Michael T. DuBose

Michael T. DuBose
 Chairman of the Board,
President and Chief Executive Officer

April 3, 2003

One Oak Hill Center—Suite 400, Westmont, Illinois 60559
Phone (630) 455-6000        Fax: (630) 455-0630
www.goATC.com

AFTERMARKET TECHNOLOGY CORP.
One Oak Hill Center, Suite 400
Westmont, Illinois 60559

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Aftermarket Technology Corp.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aftermarket Technology Corp. will be held at the Oak Brook Hills Resort, 3500 Midwest Road, Oak Brook, Illinois on Wednesday, May 7, 2003, at 9:00 a.m., Central time, for the purposes of considering and acting upon the following:

  1.
  election of nine directors to hold office until the 2004 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

  2.
  transaction of such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on April 2, 2003 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.

By Order of the Board of Directors,
/s/ Joseph Salamunovich
Joseph Salamunovich Secretary

Dated: April 3, 2003

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

AFTERMARKET TECHNOLOGY CORP.
One Oak Hill Center, Suite 400
Westmont, Illinois 60559

PROXY STATEMENT

Annual Meeting of Stockholders
May 7, 2003

SOLICITATION OF PROXIES

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aftermarket Technology Corp. for use at its Annual Meeting of Stockholders to be held at the Oak Brook Hills Resort, 3500 Midwest Road, Oak Brook, Illinois, on May 7, 2003 at 9:00 a.m., Central time, and all adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 4, 2003.

        The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by Aftermarket Technology Corp. Proxies may be solicited by our directors, officers and employees, none of whom will receive any additional compensation for such solicitation. Proxies may be solicited in person or by telephone. We will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

VOTING

        The close of business on April 2, 2003 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. On that date, there were 24,211,786 shares of our common stock outstanding. A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting. Each share of common stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the annual meeting. In all matters other than the election of directors, the affirmative vote of a majority of the issued and outstanding shares of common stock will be the act of stockholders. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. If a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the existence of a quorum but will not be considered as present and entitled to vote with respect to that matter.

        Proxies will be voted in accordance with the instructions on the proxies. In the absence of instructions, proxies will be voted FOR Aftermarket Technology Corp.'s nominees for election as directors and in favor of the other proposals specifically identified in the Notice of Meeting accompanying this Proxy Statement. As of April 3, 2003, the Board of Directors is not aware of any matters to be presented for action at the annual meeting other than those specifically identified in the Notice of Meeting. However, should any other matters come before the annual meeting, proxies will be voted in the discretion of the persons named as proxies thereon as to any other business that may properly come before the annual meeting or any adjournment thereof.

        Any stockholder has the power to revoke his or her proxy at any time before it is voted at the annual meeting by submitting written notice of revocation to our corporate secretary or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the annual meeting and elects to vote the shares represented by the proxy in person.

ELECTION OF DIRECTORS

        Our directors are elected annually. The term of office of all present directors expires on the date of the annual meeting, at which nine directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees for election as directors are:

Robert Anderson Richard R. Crowell Michael T. DuBose Dale F. Frey Mark C. Hardy	Dr. Michael J. Hartnett Gerald L. Parsky Richard K. Roeder J. Richard Stonesifer

        All of the nominees currently serve as directors of Aftermarket Technology Corp. For information regarding each nominee, see "Management—Directors and Executive Officers."

        Should any nominees become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. To the best of our knowledge, all nominees are and will be available to serve.

MANAGEMENT

Directors and Executive Officers

        Our directors and executive officers are as follows:

Name	Age	Positions
Michael T. DuBose	49	Chairman of the Board, President and Chief Executive Officer
Barry C. Kohn	47	Vice President and Chief Financial Officer
John J. Machota	51	Vice President, Human Resources
Mary T. Ryan	49	Vice President, Communications and Investor Relations
Joseph Salamunovich	43	Vice President, General Counsel and Secretary
Paul J. Komaromy	53	President, Drivetrain Remanufacturing
William L. Conley, Jr.	54	President, ATC Logistics
John R. Colarossi	50	President, Independent Aftermarket
Robert Anderson	82	Director
Richard R. Crowell	48	Director
Dale F. Frey	70	Director
Mark C. Hardy	39	Director
Dr. Michael J. Hartnett	57	Director
Gerald L. Parsky	60	Director
Richard K. Roeder	54	Director
J. Richard Stonesifer	66	Director

        Michael T. DuBose joined us as Chairman of the Board, President and Chief Executive Officer in 1998. Prior to that he served as a consultant to Aurora Capital Group from 1997. From 1995 to 1997, Mr. DuBose was Chairman and Chief Executive Officer of Grimes Aerospace Company, an international engineering, manufacturing and distribution company. From 1993 to 1995, he served as Senior Vice President of SAI Corporation's computer equipment manufacturing and systems sector. Prior to that, Mr. DuBose held various positions at General Instrument and General Electric Company. Mr. DuBose holds an M.S. in Management from the Stanford University Graduate School of Business.

        Barry C. Kohn joined us as Vice President and Chief Financial Officer in January 1999. During 1998 he served as a self-employed financial consultant. From 1995 to 1997, Mr. Kohn was Senior Vice President and Chief Financial Officer of Grimes Aerospace Company. Between 1987 and 1995, he held increasingly senior positions at Grimes including Treasurer, Controller and Manager of Business Planning. Mr. Kohn holds a Masters of Accounting from The Ohio State University and is a Certified Public Accountant (inactive).

        John J. Machota joined us as Vice President, Human Resources in 1997. From 1996 to 1997, he was a self-employed human resources consultant. From 1995 to 1996, Mr. Machota was Vice President, Compensation for Waste Management, Inc. and from 1993 to 1995, served as Waste Management's Vice President, Human Resource Services. From 1986 to 1993, Mr. Machota was Vice President, Human Resources for a subsidiary of Waste Management and prior to that held various other positions in the human resources area. Mr. Machota holds an M.S. in Industrial Relations from Loyola University, Chicago.

        Mary T. Ryan joined us as Vice President, Communications and Investor Relations in April 1999. From 1996 to 1998, Ms. Ryan served as Vice President, Corporate Affairs for American Disposal Services, Inc. From 1995 to 1996, she was a self-employed public relations consultant. Prior to that, Ms. Ryan was employed for more than ten years with Waste Management, Inc. Ms. Ryan holds an M.B.A. from DePaul University.

        Joseph Salamunovich joined us as Vice President, General Counsel and Secretary in 1997. From 1995 to 1997, Mr. Salamunovich was a partner in the law firm of Gibson, Dunn & Crutcher LLP, where he specialized in corporate and securities law matters. From 1986 to 1995, he was an associate of the same firm. Mr. Salamunovich holds a J.D. from Loyola Law School, Los Angeles.

        Paul J. Komaromy joined us in February 2000 as President of our Aaron's Automotive Products, Inc. subsidiary. He has also served as President of our Component Remanufacturing Specialists, Inc. subsidiary since January 2001. In May 2002 Mr. Komaromy became President of our entire Drivetrain Remanufacturing business. From 1997 to 1999, Mr. Komaromy was Vice President and General Manager of the Engine Systems and Accessories division of AlliedSignal, Inc. From 1987 to 1997, Mr. Komaromy was employed with Grimes Aerospace, serving as Senior Vice President and General Manager of the Vision Systems division from 1996 to 1997 and as Senior Vice President, Operations and Engineering from 1991 to 1995. From 1978 to 1987, Mr. Komaromy was employed with the Power Systems division of Cooper Industries. Mr. Komaromy holds an M.S. in Industrial Administration from the Carnegie-Mellon University Graduate School of Industrial Administration.

        William L. Conley, Jr. joined us in July 2002 as President of our ATC Logistics business. Prior to joining us Mr. Conley spent nearly 24 years with FedEx Corporation in a series of increasingly responsible sales and leadership positions. Most recently, Mr. Conley served as Vice President and General Manager—Europe, Middle East and Africa for FedEx Supply Chain Services (FedEx's logistics operations). Mr. Conley holds a B.S. in Aeronautics from Parks College of Aeronautical Technology of St. Louis University.

        John R. Colarossi joined us in January 2003 as President of our Independent Aftermarket business and became an executive officer in March 2003. Prior to joining us, Mr. Colarossi served as Chief Operating Officer of Cottman Transmission Systems since 2001. During 1999 and 2000 he was Executive Vice President of Sales and Marketing for Capsule Communications (formerly US WATS). Between 1993 and 1999 Mr. Colarossi held various positions with Moran Industries, including President from 1998 to 1999, and from 1984 to 1992 he was employed by AAMCO Transmissions, serving as Executive Vice President—Sales and Operations between 1989 and 1992. Mr. Colarossi holds a B.S. in Economics from the University of Pittsburgh.

        Robert Anderson became a director in 1997. Mr. Anderson has been associated with Rockwell International Corporation since 1968, where he has been Chairman Emeritus since 1990 and served previously as Chairman of the

Executive Committee from 1988 to 1990 and as Chairman of the Board and Chief Executive Officer from 1979 to 1988.

        Richard R. Crowell became a director in 1994. Mr. Crowell is President and a founding partner of Aurora Capital Group and has been with Aurora Capital Group since it was founded in 1991. Mr. Crowell is a director of Roller Bearing Company of America, Inc.

        Dale F. Frey became a director in 1997. Prior to his retirement in 1997, Mr. Frey was Chairman of the Board, President and Chief Executive Officer of General Electric Investment Corporation, a position he had held since 1984, and was a Vice President of General Electric Company since 1980. Mr. Frey is a director of Praxair, Inc., Roadway Express, Community Health Systems, Yankee Candle and McLeod USA.

        Mark C. Hardy became a director in 1994. Mr. Hardy is a Managing Director and partner of Aurora Capital Group. Prior to joining Aurora Capital Group in 1993, Mr. Hardy was an Associate and Consultant at Bain & Company, a consulting firm.

        Dr. Michael J. Hartnett became a director in 1994. Since 1992, Dr. Hartnett has been Chairman, President and Chief Executive Officer of Roller Bearing Company of America, Inc., a manufacturer of ball and roller bearings. Prior to joining Roller Bearing in 1990 as General Manager of its Industrial Tectonics subsidiary, Dr. Hartnett spent 18 years with The Torrington Company, a subsidiary of Ingersoll-Rand.

        Gerald L. Parsky became a director in 1997. Mr. Parsky is the Chairman and a founding partner of Aurora Capital Group. Prior to forming Aurora Capital Group in 1991, Mr. Parsky was a senior partner and a member of the Executive and Management Committees of the law firm of Gibson, Dunn & Crutcher LLP. Prior to that, he served as an official with the United States Treasury Department and the Federal Energy Office, and as Assistant Secretary of the Treasury for International Affairs.

        Richard K. Roeder became a director in 1994. Mr. Roeder is a founding partner and Managing Director of Aurora Capital Group. Prior to forming Aurora Capital Group in 1991, Mr. Roeder was a partner in the law firm of Paul, Hastings, Janofsky & Walker, where he served as Chairman of the firm's Corporate Law Department and a member of its National Management Committee.

        J. Richard Stonesifer became a director in 1997. Prior to his retirement in 1996, Mr. Stonesifer was employed with the General Electric Company for 37 years, serving most recently as President and Chief Executive Officer of GE Appliances, and a Senior Vice President of the General Electric Company, from January 1992 until his retirement. Mr. Stonesifer is a director of Polaris Industries, Inc.

Committees of the Board of Directors and Board Meetings

        We have an Audit Committee and a Compensation and Human Resources Committee. We do not have a nominating committee. Director nominations are made by the full Board of Directors.

        The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight role relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is included as Appendix A hereto. The Audit Committee is composed of Messrs. Anderson, Frey (Chairman) and Hartnett, each of whom is independent as defined in the Nasdaq listing standards. The Audit Committee met eight times during 2002.

        The Compensation and Human Resources Committee establishes our general compensation policies, establishes the specific compensation programs that we utilize with respect to our executive officers and makes recommendations to the Board of Directors regarding the salaries of executive officers and the granting of stock options to eligible employees. The Compensation and Human Resources Committee is composed of Messrs. Crowell, Parsky and Stonesifer (Chairman). The Compensation and Human Resources Committee met four times during 2002.

        The Board of Directors held four meetings during 2002. Each director attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which he served in 2002.

Director Compensation

        Directors do not receive cash compensation for service on our Board of Directors or its committees. Directors are reimbursed for their expenses in connection with attending Board and committee meetings.

        In 2000 each of Messrs. Anderson, Frey and Stonesifer received options to purchase 25,000 shares of our common stock at an exercise price of $11.125 per share. In 2001 and 2002 each of Messrs. Anderson, Frey, Hartnett and Stonesifer received options to purchase 30,000 shares of our common stock at an exercise price of $5.06 per share and 25,000 shares of common stock at an exercise price of $22.90 per share, respectively. The option exercise price in each case was equal to the closing price of a share of our common stock on the Nasdaq National Market System on the date the option was granted. Each option vests and becomes exercisable in one-third increments on the first, second and third anniversaries of the date of grant.

Compliance with Section 16(a) of the Exchange Act

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to us. Based solely on a review of the copies of the forms that we have received, we believe that all such forms required during 2002 were filed on a timely basis.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth, for the three most recently completed fiscal years, the cash compensation, for services to us in all capacities, of (i) our Chief Executive Officer and (ii) the four persons who as of December 31, 2002 were the other most highly compensated executive officers of Aftermarket Technology Corp. and its subsidiaries:

				Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position				Number of Securities Underlying Options (#)(2)	All Other Compensation(3)
	Year	Salary	Bonus(1)
Michael T. DuBose Chairman, President and Chief Executive Officer	2002 2001 2000	$550,000 474,615 470,000	$412,500 1,211,615 425,777	250,000 100,000 100,000	$1,025,400 22,139 23,800	(4)
Barry C. Kohn Chief Financial Officer	2002 2001 2000	$300,000 271,731 270,000	$150,000 361,042 130,451	100,000 75,000 35,000	$315,600 12,548 5,400	(5) (6)
Paul J. Komaromy(7) President, Drivetrain Remanufacturing Division	2002 2001 2000	$287,500 270,000 238,850	$0 45,000 81,000	25,000 50,000 50,000	$3,922 3,876 156,746	(8) (8) (9)
Joseph Salamunovich Vice President, General Counsel and Secretary	2002 2001 2000	$220,000 201,154 197,308	$149,000 177,788 96,630	25,000 30,000 20,000	$11,454 12,256 2,599	(6)
John J. Machota Vice President, Human Resources	2002 2001 2000	$180,000 157,100 151,250	$121,000 135,463 74,888	25,000 25,000 20,000	$9,950 659 3,100	(6)

(1)
Bonuses under our incentive compensation plan for a particular year are generally paid during the first quarter of the following year.

(2)
Consists of options to purchase shares of our common stock, which options were issued pursuant to our 1996 Stock Incentive Plan, 1998 Stock Incentive Plan, 2000 Stock Incentive Plan or 2002 Stock Incentive Plan. Pursuant to the stock incentive plans, the Compensation and Human Resources Committee of the Board of Directors makes recommendations to the Board of Directors regarding the amount, terms and conditions of each option to be granted.

(3)
Consists of allowances for automobile, club dues and financial planning except where otherwise noted.

(4)
Includes a special one-time payment of $1,000,000 made when Mr. DuBose entered into an amended and restated employment agreement in July 2002. See "Employment Agreements" below.

(5)
Includes a special one-time payment of $300,000 made when Mr. Kohn entered into an employment agreement in July 2002. See "Employment Agreements" below.

(6)
Consists of allowances for club dues and financial planning.

(7)
Mr. Komaromy joined us in February 2000.

(8)
Consists of allowances for club dues and financial planning. We also provide Mr. Komaromy with a leased automobile.

(9)
Consists of relocation benefits.

        Set forth below is the annual base salary for our Chief Executive Officer and each of our other four most highly compensated executive officers as of February 14, 2003:

Name	Annual Base Salary
Michael T. DuBose	$550,000
Barry C. Kohn	300,000
Paul J. Komaromy	300,000
William L. Conley, Jr.	235,000
Joseph Salamunovich	220,000

Option Grants Table

        Shown below is information concerning grants of options by us during 2002 to our Chief Executive Officer and each of our other four most highly compensated executive officers as of December 31, 2002:

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
	Individual Grants
	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year
Name				Exercise Price ($/Share)	Expiration Date
						5% ($)	10% ($)
Michael T. DuBose	250,000	(2)	30.9	$30.00	5/8/12	$1,825,422	$7,349,176
Barry C. Kohn	100,000	(2)	12.4	$30.00	5/8/12	730,169	2,939,670
Paul J. Komaromy	25,000	(3)	3.1	$22.90	5/8/12	360,042	912,418
Joseph Salamunovich	25,000	(3)	3.1	$22.90	5/8/12	360,042	912,418
John J. Machota	25,000	(3)	3.1	$22.90	5/8/12	360,042	912,418

(1)
The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the common stock, continued employment of the optionee through the term of the options, and other factors.

(2)
These options were granted under our 2002 Stock Incentive Plan. All of the options vested and became exercisable on May 20, 2002.

(3)
These options were granted under our 2002 Stock Incentive Plan. One third of the options vest and become exercisable on each of May 8, 2003, 2004 and 2005.

Aggregated Option Exercises and Year-End Option Value Table

        Shown below is information relating to (i) the exercise of stock options during 2002 by our Chief Executive Officer and each of our other four most highly compensated executive officers as of December 31, 2002 and (ii) the value of unexercised options for each of the CEO and such executive officers as of December 31, 2002:

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael T. DuBose	277,930	$4,148,955	572,071	99,999	$1,628,506	$731,409
Barry C. Kohn	81,879	1,048,423	156,454	61,667	533,832	507,730
Paul J. Komaromy	33,335	352,327	0	91,665	0	421,951
Joseph Salamunovich	24,300	345,693	47,455	68,333	19,238	270,467
John J. Machota	0	0	38,334	66,666	181,172	242,328

(1)
Based on the closing price of our common stock on the Nasdaq National Market System on December 31, 2002, which was $14.50 per share.

Employment Agreements

        In July 2002 we entered into an amended and restated employment agreement with Mr. DuBose that provides that he will serve as our Chairman, President and CEO through January 2004, at an annual base salary of $550,000 (subject to adjustment at the discretion of our Board), and thereafter the agreement will automatically renew on a year-to-year basis unless either we or Mr. DuBose elect not to renew. After Mr. DuBose ceases to be Chairman, President and CEO, he will serve for five years in a part-time capacity as Chairman Emeritus, or such other position as our Board of Directors determines, at an annual salary of $200,000. When Mr. DuBose ceases to be Chairman, President and CEO for any reason other than termination for cause or voluntary resignation, he will receive payments totaling two times his base salary plus two times his target bonus under our incentive compensation plan plus a pro rata portion of his incentive compensation bonus for the year in which he ceases to be Chairman, President and CEO. If Mr. DuBose ceases to be employed for any reason other than termination for cause or voluntary resignation before he transitions to part-time status, then he will also receive a payment of $1 million. If Mr. DuBose transitions to part-time status but within five years thereafter ceases to be employed by us for any reason other than termination for cause or voluntary resignation, he will receive monthly payments of $16,666 for the balance of the five-year period. Mr. DuBose will also receive medical benefits for up to ten years following the end of his employment. The employment agreement contains a provision that Mr. DuBose will not compete against us during the period ending on the later of January 28, 2009 or the second anniversary of the date he ceases to be employed by us, which is considerably longer than the noncompetition provision contained in his previous employment agreement. In connection with this amended and restated employment agreement, Mr. DuBose received a special one-time payment of $1,000,000.

        In July 2002 we entered into an employment agreement with Mr. Kohn that provides that he will serve as our CFO through January 2004, at an annual base salary of $300,000 (subject to adjustment at the discretion of our Board), and thereafter the agreement will automatically renew on a year-to-year basis unless either we or Mr. Kohn elect not to renew. After Mr. Kohn ceases to be CFO, he will serve for five years in a part-time capacity at an annual salary of $60,000. When Mr. Kohn ceases to be CFO for any reason other than termination for cause or voluntary resignation, he will receive payments totaling 1.5 times his base salary plus 1.5 times his target bonus under our incentive compensation plan plus a pro rata portion of his incentive compensation bonus for the year in which he ceases to be CFO. If Mr. Kohn ceases to be employed for any reason other than termination for cause or voluntary resignation before he transitions to part-time status, then he will also receive a payment of $300,000. If Mr. Kohn transitions to part-time status but within five years thereafter ceases to be employed by us for any reason other than termination for cause or voluntary resignation, he will receive monthly payments of $5,000 for the balance of the five-year period. Mr. Kohn will also receive medical benefits for up to 18 months following the end of his employment. The employment agreement contains a provision that Mr. Kohn will not compete against us during the period ending on the later of January 28, 2009 or the second anniversary of the date he ceases to be employed by us, which is considerably longer than the noncompetition provision contained in our standard form of executive employment agreement. In connection with this employment agreement, Mr. Kohn received a special one-time payment of $300,000.

        We have entered into an employment agreement with each of our other executive officers that provides for a three-year term and is automatically renewable thereafter on a year-to-year basis. The agreement includes a noncompetition provision for a period of 18 months from the termination of the executive officer's employment with Aftermarket Technology Corp. If the executive officer is terminated without cause, he will receive severance equal to his base salary for a period of 12 months after termination plus a pro rata portion of his incentive compensation bonus for the year in which he is terminated. If the termination occurs within 18 months after a change of control, the executive will also receive a payment equal to his target bonus under the incentive compensation plan.

        Any executive who ceases to be employed under circumstances that entitle him to severance payments will ordinarily receive those payments over time unless the end of employment occurs within 18 months after a change in control, in which case the severance will be made in a single payment.

        Each of our executive employment agreements contains a confidentiality provision and a provision that prohibits the executive officer, during a specified period after leaving Aftermarket Technology Corp., from soliciting our employees for employment by other companies.

Stock Incentive Plans

        Pursuant to our 1996, 1998, 2000 and 2002 stock incentive plans, officers, directors, employees and consultants of Aftermarket Technology Corp. and its affiliates are eligible to receive options to purchase common stock and other awards. Awards under the 1996 plan are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. Awards under the 1998, 2000 and 2002 plans may take the form of stock options, annual incentive bonuses and incentive stock.

        The stock incentive plans are administered by the Compensation and Human Resources Committee of our Board of Directors, although the Board of Directors may exercise any of the Committee's authority under the plans in lieu of the Committee's exercise thereof. While the stock incentive plans permit the Committee to grant awards, such grants are typically made by the Board of Directors based on the Committee's recommendations regarding the recipients and type and amount of awards. Subject to the express provisions of the stock incentive plans, the Committee has broad authority in administering and interpreting the plans. Options granted to employees may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. Awards to employees may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events. The vesting of stock options will be accelerated in the event of a change of control of Aftermarket Technology Corp.

        The aggregate number of shares of common stock that can be issued under the stock incentive plans may not exceed 5,350,000. As of February 14, 2003, there were outstanding options to purchase an aggregate of 2,010,281 shares of common stock granted to our directors, officers and employees and certain independent contractors pursuant to the plans, and the number of shares available for issuance pursuant to options yet to be granted under the plans was 501,305.

        In most cases, outstanding options are subject to certain vesting provisions and expire on the tenth anniversary of the date of grant. The exercise prices of options outstanding under the stock incentive plans as of February 14, 2003 are as follows:

Number of Option Shares	Exercise Price
80,300	$4.563
22,070	5.00
33,121	5.0312
412,488	5.06
2,666	6.875
22,832	8.50
5,000	8.9375
29,663	9.00
5,000	9.125
200,000	10.00
173,388	11.125
130,333	11.4375
43,500	11.79
1,000	11.80
48,000	14.11
35,088	14.75
37,332	18.125
22,000	18.25
25,000	19.00
331,500	22.90
350,000	30.00

2,010,281

        For information regarding options granted to our directors and officers, see "Security Ownership of Certain Beneficial Owners and Management."

Report of the Compensation and Human Resources Committee on Executive Compensation

        Our executive compensation program is administered by the Compensation and Human Resources Committee of the Board of Directors.

  Compensation Philosophy

        The goals of the executive compensation program are to align compensation with business objectives and performance and to ensure that we are able to attract, retain and motivate high caliber executives whose contributions are critical to our long-term success. A substantial portion of executive compensation is to be linked to increased stockholder value and achievement of financial results. The existing executive compensation program consists of three elements: (i) base salary, (ii) annual variable performance awards payable in cash and tied to our achievement of one or more financial performance targets and the executive's achievement of individual goals, and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and our stockholders.

        It is the policy of the Compensation and Human Resources Committee to set these various components at levels equal to or above an average found in selected corporations to which the Committee compares our executive compensation. The Committee selects the corporations in the comparator group on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate and the availability of compensation information. The corporations against which the Committee compares the compensation of our executives are not necessarily those included in the indices used to compare the stockholder return in the Stock Performance Chart included elsewhere in this Proxy Statement.

        Federal law generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. There is an exception to this rule for "performance-based compensation." The

Committee's objective is that our compensation programs conform to federal law. However, we have paid and may pay compensation that is not deductible in circumstances when prudent management so requires.

  Base Salary

        The initial base salaries of our executive officers are set forth in their employment agreements, which were negotiated between the officers and the Compensation and Human Resources Committee at the time the officers joined us. See "Executive Compensation—Employment Agreements." With respect to increases in base salary for executive officers other than the Chief Executive Officer, the Committee receives recommendations from the Chief Executive Officer, which the Committee considers, modifies (if appropriate) and approves. These recommendations are then submitted to the full Board of Directors for its consideration and approval. The salary level for each person reflects, among other things, the Committee's assessment of (i) the base salary necessary to attract and retain a person with the skills and knowledge required by the position, (ii) the position's accountability and impact on our results, and (iii) external salary data for the similar position at comparable companies. We did not grant any salary increases to our executive officers during 2002 except for one increase in connection with a promotion.

  Annual Incentive Compensation

        With respect to annual performance bonuses for each of the executive officers other than the Chief Executive Officer, the Chief Executive Officer submits recommendations to the Compensation and Human Resources Committee at the beginning of the year. The recommendations consist of target bonuses (stated as a percentage of base salary) tied to specific levels of achievement of the relevant operating plan for the year. Annual bonuses for executive officers at the corporate headquarters (e.g., the Chief Financial Officer) are payable only if we achieve the EBITDA target established in our overall operating plan. Bonuses for executive officers at the various business segments are payable if both (i) we achieve our EBITDA target and (ii) the officer's business segment achieves its EBIT target as established in that business segment's operating plan. The Committee then considers, modifies (if appropriate) and approves the Chief Executive Officer's recommendations, after which they are submitted to the full Board of Directors for consideration and approval. Following the end of the year, the bonuses are awarded based on the extent to which Aftermarket Technology Corp. and the business units achieve their respective operating plans for the year, as well as the Chief Executive Officer's and the Committee's assessment of each executive officer's individual performance during the year relative to the individual performance criteria established at the beginning of the year for each of the executive officers.

        Our annual operating plan and the annual operating plan for each of our business segments for a given year are recommended by the Chief Executive Officer to the Board of Directors for its approval at the beginning of the year.

  Long-Term Compensation

        Long-term incentives are provided through stock option grants. During 2002, stock options were granted to certain of our executive officers under the 1996 and 2002 Stock Incentive Plans. As part of the compensation review, the Chief Executive Officer annually submits for the Committee's approval a list of executive officers who are being recommended for stock option awards, together with the recommended sizes of their awards. In assessing these recommendations, the Committee considers such factors as the recent performance of each executive officer, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions within the comparator group, the grant value of the award and the number of options previously granted. The relative weight given to each of these factors varies among individuals at the Committee's discretion. Once the Committee approves them, these recommendations are submitted to the full Board of Directors for its consideration and approval.

        Each grant enables the officer to acquire shares of our common stock at a fixed price per share (the market price on the date of grant or more) over a ten-year period. The option grant typically vests in periodic installments over a three- to five-year period, contingent upon the executive officer's continued employment with us.

  Chief Executive Officer Compensation

        The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. During 2002, Mr. DuBose's base salary was maintained at its 2001 level of $550,000.

        At the beginning of 2002, Mr. DuBose's target bonus for the year was established at 75% of base salary, payable if we achieved a specific EBITDA target as outlined in our 2002 financial operating plan. Based upon the achievement of this financial operating plan, Mr. Dubose was awarded his target bonus of $412,500 in 2002.

        In June 2002, the Compensation and Human Resources Committee negotiated an amended and restated employment agreement with Mr. DuBose that provided additional retention incentives for Mr. DuBose and enhanced benefits for us including an extended noncompete covenant. In connection with this amended and restated employment agreement, Mr. DuBose received a special one-time payment of $1,000,000. This payment is not considered "performance-based compensation."

        Mr. DuBose was awarded a special stock option grant of 250,000 shares during 2002. This special grant, which vested immediately, was awarded at an exercise price of $30.00 per share, which represented a 31% premium over the fair market value of our common stock on the date of grant. The option grant made to Mr. DuBose was based upon his performance and leadership and placed a significant portion of his total compensation at risk, since the value of the option grant depends upon the appreciation of our common stock over the option term.

  Summary

        The Committee believes that the current compensation arrangements provide the Chief Executive Officer and our other executive officers with the incentive to perform at superior levels and in a manner that is directly aligned with the economic interests of our stockholders.

The Compensation and Human Resources Committee J. Richard Stonesifer, Chairman Richard R. Crowell Gerald L. Parsky

        The report of the Compensation and Human Resources Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation and Human Resources Committee Interlocks and
Insider Participation in Compensation Decisions

        The members of our Compensation and Human Resources Committee are Messrs. Crowell, Parsky and Stonesifer. Messrs. Crowell and Parsky are (i) two of the three stockholders and directors of Aurora Advisors, Inc., the general partner of Aurora Capital Partners, which is the general partner of Aurora Equity Partners, L.P., our largest stockholder, and (ii) two of the three stockholders and directors of Aurora Overseas Advisors, Ltd., the general partner of Aurora Overseas Capital Partners L.P., the general partner of Aurora Overseas Equity Partners I, L.P., another of our significant stockholders. See "Security Ownership of Certain Beneficial Owners and Management." In addition, Messrs. Crowell and Parsky are the senior members of Aurora Capital Group (of which Aurora Equity Partners and Aurora Overseas Equity Partners are a part), which provides investment banking and management services to us pursuant to a management services agreement. See "Certain Transactions."

PERFORMANCE GRAPH

        The following graph shows the total return to our stockholders compared to a peer group and the Nasdaq Market Index over the period from December 31, 1997 to December 31, 2002. Each line on the graph assumes that $100 was invested in our common stock and the respective indices at the closing price on December 31, 1997. The graph then presents the value of these investments, assuming reinvestment of dividends, through the close of trading on December 31, 2002.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Aftermarket Technology Corp.	100.00	43.45	65.86	12.07	89.38	80.00
Peer Group Index	100.00	107.99	69.53	65.74	92.52	80.14
Nasdaq Market Index	100.00	141.04	248.76	156.35	124.64	86.94

        The peer group was originally comprised of seven publicly-traded companies engaged primarily in businesses in the automotive aftermarket that are comparable to ours and, in management's opinion, most closely represent our peer group. Two of the peer group companies ceased to be publicly traded during 1998. In 1999 another company was removed from the peer group because it was no longer engaged primarily in automotive aftermarket businesses and we believed it was no longer comparable to us. The current members of the peer group are Exide Corp., Federal-Mogul Corp., Genuine Parts Co. and Standard Motor Products.

        The cumulative total return shown on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common stock (the only class of our issued and outstanding voting securities), as of February 14, 2003 by each of our directors, our Chief Executive Officer, each of our other four most highly compensated executive officers as of December 31, 2002, our directors and executive officers as a group, and each person who at February 14, 2003 was known to us to beneficially own more than 5% of our outstanding common stock.

	Number of Shares(1)	Voting Percentage
Aurora Equity Partners L.P. (other beneficial owners: Richard R. Crowell, Gerald L. Parsky and Richard K. Roeder)(2)(3)	8,587,951	35.5
Aurora Overseas Equity Partners I, L.P. (other beneficial owners: Richard R. Crowell, Gerald L. Parsky and Richard K. Roeder)(4)(5)	3,194,263	13.2
General Electric Pension Trust(6)	1,623,751	6.7
Wellington Management Co. LLP(7)	1,545,139	6.4
Michael T. DuBose(8)	605,404	2.4
Barry C. Kohn(9)	174,121	*
Paul J. Komaromy(10)	13,333	*
Joseph Salamunovich(11)	47,455	*
John J. Machota(12)	41,489	*
Robert Anderson(13)	0	0.0
Richard R. Crowell(2)(3)(4)(5)(14)	9,612,620	39.7
Dale F. Frey(15)	0	0.0
Mark C. Hardy	0	0.0
Dr. Michael J. Hartnett(16)	10,000	*
Gerald L. Parsky(2)(3)(4)(5)(14)	9,612,620	39.7
Richard K. Roeder(2)(3)(4)(5)(13)	9,612,620	39.7
J. Richard Stonesifer(17)	26,549	*
All directors and officers as a group (16 persons)(18)	10,538,971	42.0

*
Less than 1%.

(1)
The shares of common stock underlying options granted under our stock incentive plans that are exercisable as of February 14, 2003 or that will become exercisable within 60 days thereafter (such options being referred to as "exercisable") are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

(2)
Aurora Equity Partners is a Delaware limited partnership the general partner of which is Aurora Capital Partners, a Delaware limited partnership whose general partner is Aurora Advisors, Inc. Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of Aurora Advisors, are limited partners of Aurora Capital Partners and may be deemed to beneficially share ownership of the common stock beneficially owned by Aurora Equity Partners and may be deemed to be the organizers of Aftermarket Technology Corp. under regulations promulgated under the Securities Act of 1933. Aurora Equity Partners' address is 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

(3)
Consists of (i) 6,418,357 shares owned by Aurora Equity Partners, (ii) 1,623,751 shares owned by the General Electric Pension Trust (see Note 6 below) and (iii) 545,843 shares that are subject to an irrevocable proxy granted to the Aurora partnerships by some of our original stockholders, including Messrs. Crowell, Parsky and Roeder (the "Aurora Proxy"). The Aurora Proxy terminates upon the earlier of the transfer of such shares or July 31, 2004.

(4)
Aurora Overseas Equity Partners is a Cayman Islands limited partnership the general partner of which is Aurora Overseas Capital Partners, L.P., a Cayman Islands limited partnership, whose general partner is Aurora Overseas Advisors, Ltd. Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of Aurora Overseas Advisor, are limited partners of Aurora Overseas Capital Partners and may be deemed to beneficially own the shares of the common stock beneficially owned by Aurora Overseas Equity Partners. Aurora Overseas Equity Partners' address is West Wind Building, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

(5)
Consists of (i) 1,024,669 shares owned by Aurora Overseas Equity Partners, (ii) 1,623,751 shares owned by the General Electric Pension Trust (see Note 6 below) and (iii) 545,843 shares that are subject to the Aurora Proxy.

(6)
With limited exceptions, the General Electric Pension Trust has agreed to vote these shares in the same manner as the Aurora partnerships vote their respective shares of common stock. This provision terminates upon the earlier of the transfer of such shares or July 31, 2004. The GE Pension Trust's address is 3003 Summer Street, Stamford, CT 06905.

(7)
Wellington Management's address is 75 State Street, Boston, Massachusetts 02109.

(8)
Consists of shares subject to exercisable options. Excludes 66,666 shares subject to options that are not exercisable.

(9)
Consists of shares subject to exercisable options. Excludes 50,000 shares subject to options that are not exercisable.

(10)
Includes 8,333 shares subject to exercisable options. Excludes 83,332 shares subject to options that are not exercisable.

(11)
Consists of shares subject to exercisable options. Excludes 68,333 shares subject to options that are not exercisable.

(12)
Includes 38,334 shares subject to exercisable options. Excludes 66,666 shares subject to options that are not exercisable.

(13)
Excludes 53,334 shares subject to options that are not exercisable.

(14)
The shares actually owned by this person (as distinguished from the shares that this person is deemed to beneficially own) are subject to the Aurora Proxy.

(15)
Excludes 53,334 shares subject to options that are not exercisable.

(16)
Consists of shares subject to exercisable options. Excludes 45,000 shares subject to options that are not exercisable.

(17)
Excludes 53,334 shares subject to options that are not exercisable.

(18)
Includes 882,647 shares subject to exercisable options. Excludes 618,332 shares subject to options that are not exercisable.

CERTAIN TRANSACTIONS

        We believe the transactions described below were beneficial to us and were entered into on terms at least as favorable to us as we could have obtained from unaffiliated third parties in arms-length negotiations.

Relationship with Aurora Capital Group

        We were formed in 1994 at the direction of Aurora Capital Group as a vehicle to acquire and consolidate companies in the fragmented drivetrain remanufacturing industry. Aurora Capital Group is controlled by three of our directors, Messrs. Crowell, Parsky and Roeder.

        We pay to Aurora Management Partners, which is a part of Aurora Capital Group, a base annual management fee for advisory and consulting services pursuant to a written management services agreement. Aurora Management Partners is also entitled to reimbursements from us for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under the management services agreement.

The base annual management fee is subject to increase, at the discretion of the disinterested members of our board of directors, by up to an aggregate of $250,000 in the event that we consummate one or more significant corporate transactions. The base annual management fee has not been increased as a result of any of our acquisitions. The base annual management fee is also subject to increase for specified cost of living increases, although no such adjustment has been made in the last three years. If our EBITDA in any year exceeds management's budgeted EBITDA by 15.0% or more for that year, Aurora Management Partners is entitled to receive an additional management fee equal to one half of its base annual management fee for that year. Because our EBITDA did not exceed management's budgeted EBITDA by 15.0% in 2002, Aurora Management Partners did not receive this additional management fee in 2002. The base annual management fee payable to Aurora Management Partners will be reduced as the collective beneficial ownership of our common stock by the Aurora partnerships declines below 50%. If the Aurora partnerships' collective beneficial ownership declines below 20%, the management services agreement will terminate. At the beginning of 2002 the annual fee was $550,000 but was reduced to $330,000 in September 2002 when the Aurora partnerships' collective beneficial ownership declined from approximately 66% to approximately 40% upon the completion of a secondary public offering in which the partnerships, the General Electric Pension Trust and holders of shares subject to the Aurora Proxy sold an aggregate of 3.94 million shares. In 2002, we paid Aurora Management Partners a total of $476,000 in management fees.

        If we consummate any significant acquisitions, Aurora Management Partners will be entitled to receive a fee from us for investment banking services in connection with the acquisition. The fee is equal to 2.0% of the first $75.0 million of the acquisition consideration (including debt assumed and current assets retained) and 1.0% of acquisition consideration (including debt assumed and current assets retained) in excess of $75.0 million. Since our formation, we have paid approximately $5.2 million of fees to Aurora Management Partners for investment banking services in connection with our acquisitions. In January 2001, we paid Aurora Management Partners a $750,000 fee for services in connection with the October 2000 sale of the Distribution Group. We are not obligated to make any payment to Aurora Management Partners at any time that we are in default under our credit facility.

Indemnification Agreements

        We have entered into separate but identical indemnification agreements with each of our directors and executive officers. These agreements provide for, among other things, indemnification to the fullest extent permitted by law and advancement of expenses.

Registration Rights

        The holders of common stock outstanding before our initial public offering in December 1996 have "demand" and "piggyback" registration rights pursuant to a stockholders agreement. In addition, General Electric Pension Trust has "demand" and "piggyback" registration rights with respect to a portion of the shares of common stock it owns.

        Pursuant to these registration rights, in June 2002, we registered 4,500,000 shares of our common stock for resale by the Aurora partnerships, General Electric Pension Trust, the members of our Board of Directors, our Chief Financial Officer and certain other stockholders, and paid $256,000 of SEC filing fees, legal fees and other expenses relating to the secondary offering.

AUDIT MATTERS

Independent Auditors

        Ernst & Young LLP was our independent auditor for the year ended December 31, 2002. The appointment of independent auditors is approved by the Audit Committee. The Audit Committee has not taken action yet regarding the appointment of our auditors for fiscal 2003. Stockholder approval is not sought in connection with the selection of auditors.

        Representatives of Ernst & Young will be present at the annual meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

        Set forth below are the fees billed to us by Ernst & Young for (i) professional services rendered for the audit of our financial statements for the year ended December 31, 2002 and the review of our quarterly financial statements for 2002 and (ii) all other professional services (consisting of accounting services in connection with two public offerings, annual tax services, and financial due diligence relating to potential acquisitions):

Audit Fees	$385,000
Financial Information Systems Design and Implementation Fees	0
All Other Fees	559,000

Total Fees	$944,000

Audit Committee Report

        The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and internal controls. Our independent auditors are responsible for auditing our financial statements and expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

        In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from us and our management. The Committee has also considered whether the independent auditors' provision of non-audit services to us is compatible with the auditors' independence and has concluded that the independent auditors are independent from Aftermarket Technology Corp. and our management.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                          The Audit Committee
                              Dale F. Frey,                           Chairman
                              Robert Anderson
                              Michael Hartnett

ANNUAL REPORT

        Our 2002 Annual Report to Stockholders is being mailed to all stockholders. Any stockholder who has not received a copy may obtain one by writing to us at One Oak Hill Center, Suite 400, Westmont, Illinois 60559. In addition, any person wishing to receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2002 (excluding the exhibits thereto) may obtain a copy by sending a written request to us at the same address.

STOCKHOLDER PROPOSALS
FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

        Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received by us on or before December 4, 2003 to be considered for inclusion in the proxy statement for our 2004 Annual Meeting of Stockholders, which is expected to be held on or about May 5, 2004. Generally, a stockholder is eligible to present proposals under Rule 14a-8 if he or she has been for at least one year the record or beneficial owner of at least 1% or $2,000 in market value of securities entitled to be voted at the 2004 Annual Meeting and he or she continues to own such securities through the date on which the meeting is held. Our management may exercise discretionary voting authority with respect to any stockholder proposal that is not submitted for inclusion pursuant to Rule 14a-8 in the proxy statement for the 2004 Annual Meeting if such proposal is received by us after February 18, 2004.

                          By Order of the Board of Directors,

                          /s/ Joseph Salamunovich

                          Joseph Salamunovich
                          Secretary

April 3, 2003

APPENDIX A

AFTERMARKET TECHNOLOGY CORP.
AUDIT COMMITTEE CHARTER

        1.    Members.    The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of independent directors of the Board, and shall designate one member as chairperson or delegate the authority to designate a chairperson to the Audit Committee. Members of the Audit Committee shall be appointed by the Board of Directors, and if required by the rules of The Nasdaq Stock Market, Inc. ("NASDAQ"), then such appointment shall be made upon the recommendation of a majority of the independent directors. For purposes hereof, the term "independent" shall mean a director who meets the independence requirements of NASDAQ, as determined by the Board. Each member of the Audit Committee must be financially literate, and at least one member of the Audit Committee must have accounting or related financial management expertise, as determined by the Board.

        2.    Purposes, Duties, and Responsibilities.    The purposes of the Audit Committee shall be to:

  •
  represent and assist the Board of Directors in discharging its oversight responsibility relating to: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company's financial statements; (ii) the surveillance of administration and financial controls and the Company's compliance with legal and regulatory requirements; (iii) the outside auditor's qualifications and independence; and (iv) the performance of the Company's internal audit function and the Company's outside auditor; and

  •
  prepare the report required by the rules of the Securities and Exchange Commission ("SEC") to be included in the Company's annual proxy statement.

        Among its specific duties and responsibilities, the Audit Committee shall:

    (i)    Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the outside auditor. In this regard, the Audit Committee shall appoint and retain, and terminate when appropriate, the outside auditor, which shall report directly to the Audit Committee.

    (ii)    Approve in advance all audit services to be provided by the outside auditor. (By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been pre-approved.)

    (iii)    Establish policies and procedures for the engagement of the outside auditor to provide permissible non-audit services, which shall include pre-approval of all permissible non-audit services to be provided by the outside auditor.

    (iv)    Consider, at least annually, the independence of the outside auditor, including whether the outside auditor's performance of permissible non-audit services is compatible with the auditor's independence, and obtain and review a report by the outside auditor describing any relationships between the outside auditor and the Company or any other relationships that may adversely affect the independence of the auditor.

    (v)    Review and discuss with the outside auditor: (A) the scope of the audit, the results of the annual audit examination by the auditor, and any difficulties the auditor encountered in the course of their audit work, including any restrictions on the scope of the outside auditor's activities or on access to requested information, and any significant disagreements with management; and (B) any reports of the outside auditor with respect to interim periods.

A-1

    (vi)    Review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company, including: (A) an analysis of the auditor's judgment as to the quality of the Company's accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (B) the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," including accounting policies that may be regarded as critical; and (C) major issues regarding the Company's accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles and financial statement presentations; and receive reports from the outside auditor as required by SEC rules.

    (vii)    Recommend to the Board based on the review and discussion described in paragraphs (v)—(vi) above, whether the financial statements in the form reviewed should be included in the Annual Report on Form 10-K.

    (viii)    Review and discuss the adequacy and effectiveness of the Company's internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Audit Committee by the outside auditor or management.

    (ix)    Review and discuss the adequacy and effectiveness of the Company's disclosure controls and procedures and management reports thereon.

    (x)    Review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program.

    (xi)    Review and approve all related party transactions (as defined in applicable NASDAQ listing standards).

    (xii)    Establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

    (xiii)    Establish policies for the hiring of employees and former employees of the outside auditor in accordance with applicable laws and regulations.

    (xiv)    Annually evaluate the performance of the Audit Committee and assess the adequacy of the Audit Committee charter.

        3.    Outside Advisors.    The Audit Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist the Audit Committee in the performance of its functions.

        4.    Meetings.    The Audit Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee shall meet separately in executive session, periodically, with each of management, the principal internal auditor of the Company and the outside auditor. The Audit Committee shall report regularly to the full Board of Directors with respect to its activities. The majority of the members of the Audit Committee shall constitute a quorum.

A-2

APPENDIX B

THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF

AFTERMARKET TECHNOLOGY CORP.

For Annual Meeting of Stockholders

May 7, 2003

The undersigned stockholder of Aftermarket Technology Corp. (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and the accompanying Proxy Statement, each dated April 3, 2003, and the undersigned hereby revokes all prior proxies and hereby constitutes and appoints Michael T. DuBose, Barry C. Kohn and Joseph Salamunovich, and each of them (each with full power of substitution and with full power to act without the others), the proxies of the undersigned, to represent the undersigned and to vote all the shares of common stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 7, 2003 at 9:00 a.m., Central time, at the Oak Brook Hills Resort, 3500 Midwest Road, Oak Brook, Illinois, and at any adjournment thereof.

Please sign and date this proxy on the reverse side and return it in the enclosed envelope.

B-1

ANNUAL MEETING OF STOCKHOLDERS OF

AFTERMARKET TECHNOLOGY CORP.

May 7, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

/*\    Please detach and mail in the envelope provided.    /*\

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE
IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:	NOMINEES
	/ / FOR ALL NOMINEES / / WITHHOLD AUTHORITY FOR ALL NOMINEES / / FOR ALL EXCEPT (See instructions below)	/ / Robert Anderson / / Richard R. Crowell / / Michael T. DuBose / / Dale F. Frey / / Mark C. Hardy / / Dr. Michael J. Hartnett / / Gerald L. Parsky / / Richard K. Roeder / / J. Richard Stonesifer

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: /X/

2.
To vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy will be voted as directed by the undersigned below; where no choice is specified, it will be voted FOR Proposal 1 and in the discretion of the proxies with respect to matters described in Proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    / /

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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QuickLinks

SOLICITATION OF PROXIES
VOTING
ELECTION OF DIRECTORS
MANAGEMENT
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
AUDIT MATTERS
ANNUAL REPORT
STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS
  APPENDIX A
  APPENDIX B